Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

NervGen Pharma Corp.

We consent to the use of our report dated March 31, 2026, with respect to the consolidated financial statements of NervGen Pharma Corp., which comprise the consolidated statements of financial position as of December 31, 2025 and 2024, the related consolidated statements of loss and comprehensive loss, shareholders’ equity and cash flows for each of the years then ended, and the related notes, which is incorporated by reference in the Registration Statement on Form S-8 dated May 7, 2026 of the Entity.

/s/ KPMG LLP

Chartered Professional Accountants

May 7, 2026

Vancouver, Canada